Exhibit 5.1

CARROLL LEGAL LLC

1449 Wynkoop Street

Suite 507

Denver, CO 80202

November 1, 2024

Aclarion, Inc.

8181 Arista Place

Broomfield, CO 80021

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the resale of up to 25,745,623 shares (the “Shares”) of the common stock, par value $0.00001 per share (the “Common Stock”) which may be issued and sold by Aclarion, Inc., a Delaware corporation (the “Company”) to the selling stockholders (the “Selling Stockholders”) pursuant to the terms of that certain securities purchase agreement, dated September 30, 2024, by and between the Company and the Selling Stockholders (the “Purchase Agreement”). The Shares consist of (i) up to 21,830,104 shares (the “Preferred Conversion Shares”) issuable upon conversion of the Company’s Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Convertible Preferred Stock”) and (b) up to 5,685,049 shares (the “Warrant Shares”) issuable upon the exercise of warrants (the “Common Warrants”).

In connection herewith, we have examined the Purchase Agreement and the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and Bylaws (both as amended to date), and such other records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.       The Preferred Conversion Shares have been duly authorized, and when issued upon conversion in accordance with the terms of the Series C Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

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2.       The Warrant Shares have been duly authorized, and if, as and when issued in accordance with the terms of the Common Warrants, will be validly issued, fully paid and non-assessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

CARROLL LEGAL LLC

By: /s/ James H. Carroll

Name: James H. Carroll

Title: Managing Member

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